Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Amendment No. 8 to Form F-4 of Reynolds Group Holdings Limited of our report dated March 28, 2012 relating to the financial statements of Reynolds Group Holdings Limited, our report dated April 5, 2012 relating to the consolidated financial statements of Beverage Packaging Holdings (Luxembourg) I S.A., and our report dated March 28, 2012 relating to the combined financial statements of Beverage Packaging Holdings Group, each of which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
June 21, 2012